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                                  EXHIBIT 3.6

                           AMENDMENT TO THE BYLAWS OF

                              I/OMAGIC CORPORATION

                             DATED NOVEMBER 13, 1996




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                                AMENDMENT TO THE

                                    BYLAWS OF

                              I/OMAGIC CORPORATION,
                              A NEVADA CORPORATION


         Pursuant to approval of the Shareholders of I/OMAGIC CORPORATION, a Nevada corporation (the "Company"), given on November 11, 1996, the Company's Bylaws are hereby amended as follows, effective this 13th day of November, 1996:

         Article III, Section 2 of the Bylaws of the Company is hereby amended to delete such Section in its entirety and to replace such Section with the following:

                  Section 2. NUMBER, TENURE AND QUALIFICATION. The authorized number of Directors of the Corporation shall be not less than three (3) nor more than seven (7) and the exact number of directors shall be six (6) until changed, within the limits specified above, by a resolution amending such exact number, duly adopted by the Board of Directors or by the shareholders. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted vote or written consent of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds (16-2/3%) of the outstanding shares entitled to vote thereon. Each of the Directors shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.


                                           /s/ TONY SHAHBAZ
                                         -------------------------
                                           TONY SHAHBAZ, SECRETARY